Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REPORTS 49 PERCENT INCREASE IN OPERATING INCOME IN FISCAL 2011 SECOND QUARTER

Revenue Up 13 Percent in Second Quarter and 20 Percent for First Half of Fiscal 2011

ST. PAUL, Minn., May 25, 2011 ─ Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported its financial results for the fiscal 2011 second quarter ended April 30, 2011.

For the quarter, net revenue rose to $19.8 million, a 13 percent increase over $17.6 million in the year-ago period. Operating income for the second quarter totaled $2.8 million, a 49 percent increase over operating income of $1.9 million in the year-ago period, chiefly due to higher revenue. Net income for the fiscal 2011 second quarter was $2.0 million, or $0.17 per diluted share, compared to net income of $1.2 million, or $0.11 per diluted share, in the fiscal 2010 second quarter.

“With a solid second quarter performance and revenue up 20 percent in the first half of the year, we are on track to achieve our fiscal 2011 goals,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “Among the quarter’s highlights was the publication of a study of the relative performance of biologic meshes, including our Veritas® Collagen Matrix, in the Journal of the American College of Surgeons. The study results confirm the favorable attributes of Veritas in abdominal wall repair, such as ventral hernia surgery. Our sales professionals are already incorporating these beneficial findings into their discussions with surgeons. Additionally, Synovis Orthopedic and Wound sales in the second quarter more than doubled from a year ago, with strong contributions from our hybrid sales staff of direct and independent sales representatives.”

In the first half of fiscal 2011, net revenue rose to $39.3 million, up 20 percent from $32.8 million in the first six months of the prior fiscal year. Net income was $3.8 million in the first half of fiscal 2011, or $0.33 per diluted share, compared to $1.9 million, or $0.17 per diluted share, in the first half of fiscal 2010.

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Synovis Life Technologies
May 25, 2011

Second Quarter Fiscal 2011 Highlights

•
Peri-Strips Dry® (PSD) revenue totaled a record $5.5 million in the second quarter, a 19 percent increase from the year-ago period. The company believes the number of gastric sleeve procedures performed is on the rise as private insurance companies increasingly reimburse for this surgery. Surgeons are more likely to use a buttress in gastric sleeve procedures compared to other bariatric surgeries, given the longer staple line.

•
Revenue from Veritas was $3.8 million in the second quarter, the third-highest revenue quarter ever for this product line. While this was down slightly from the strong quarter of a year ago, on a year-to-date basis, Veritas revenue has increased to $8.0 million, a 13 percent increase over the first six months of fiscal 2010. This product is still emerging and variability in order patterns is expected. Surgeons continue to praise Veritas’ unique qualities, and the study noted above will help Synovis continue to establish the benefits of Veritas in abdominal wall repair, as well as breast reconstruction.

•
Microsurgical products revenue totaled a record $3.5 million in the second quarter, up 30 percent over the same period last year, with sales of the Coupler and Flow Coupler® products up 38 percent. Both unit volume and pricing increases contributed to this record revenue quarter for Microsurgical.

•
Orthopedic and Wound product revenue totaled $1.1 million for the second quarter, up 142 percent from $446,000 a year ago. Strong growth in domestic sales of Unite® Biomatrix, used to treat chronic wounds, was the driver of this increase.

•	The second quarter gross margin was 73 percent, consistent with the same period last fiscal year.

•
Selling, general and administrative expenses totaled $10.4 million in the second quarter, up 5 percent from $9.9 million in the year-ago quarter. This increase was primarily due to incremental sales and marketing costs as a result of the expanded Microsurgical sales force, and higher sales and marketing activity at Orthopedic and Wound.

•
Research and development (R&D) expenses totaled $1.2 million in the second quarter, versus $1.1 million in the year-ago period. R&D investment in Orthopedic and Wound focused on development and testing of the PROcuff® orthopedic product and the related anchoring system and instrumentation. Synovis filed a 510(k) application with the FDA during the second quarter for this arthroscopically delivered device to reinforce rotator cuff and other tendon repairs.

•
Income tax expense was recorded at an effective rate of 36 percent in the second quarter of fiscal 2011. In addition, $120,000 of discrete tax benefit was recorded primarily related to exercises of employee incentive stock options during the quarter.

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Synovis Life Technologies
May 25, 2011

Balance Sheet and Cash Flow

•	Cash and investments totaled $64.3 million as of April 30, 2011, or $5.61 per share, up from $61.9 million at the end of fiscal 2010.

•	Operating activities provided cash of approximately $2.3 million in the second quarter of fiscal 2011, comparable with the year-ago period.

Conference Call and Webcast

Synovis Life Technologies will host a live webcast of its fiscal 2011 second quarter conference call today, May 25, at 10 a.m. CT to discuss the company’s results. To participate in the conference call, please dial (888) 679-8033 and enter pass code 57259697. Please dial in at least 10 minutes prior to the call.

To access the live webcast, go to the investor information section of the company’s website, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, May 25.

If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 31966206. The audio replay will be available beginning at 2 p.m. CT on Wednesday, May 25, through 6 p.m. CT on Wednesday, June 1.

About Synovis Life Technologies

 Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets biological and mechanical products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s website at www.synovislife.com.

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Synovis Life Technologies
May 25, 2011

Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of the sales force to grow and sustain revenues, the impact of increased competition in various markets Synovis serves, the ability to re-establish the Orthopedic and Wound products in the marketplace sufficiently to achieve profitability, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic downturn, the impact of healthcare reform legislation, as well as other factors found in the Company’s filings with the Securities and Exchange Commission, such as the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

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Synovis Life Technologies
May 25, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2011	2010	2011	2010

Net revenue	$19,816	$17,600	$39,293	$32,812
Cost of revenue	5,377	4,738	10,669	9,098
Gross margin	14,439	12,862	28,624	23,714
Gross margin percentage	73%	73%	73%	72%

Selling, general and administrative expenses	10,391	9,858	20,900	18,715
Research and development expenses	1,247	1,126	2,547	2,201
Operating expenses	11,638	10,984	23,447	20,916
Operating income	2,801	1,878	5,177	2,798

Interest income	76	68	150	152
Income before provision for income taxes	2,877	1,946	5,327	2,950
Provision for income taxes	916	701	1,568	1,062

Net income	$1,961	$1,245	$3,759	$1,888
Basic earnings per share	$0.17	$0.11	$0.33	$0.17
Diluted earnings per share	$0.17	$0.11	$0.33	$0.17
Weighted average shares outstanding - basic	11,392	11,240	11,330	11,226
Weighted average shares outstanding - diluted	11,625	11,436	11,545	11,410

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Synovis Life Technologies
May 25, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Revenues (unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2011	2010	2011	2010

Veritas	$3,847	$4,075	$8,006	$7,093
Peri-Strips	5,512	4,623	10,921	9,131
Tissue-Guard	4,400	4,265	8,625	8,024
Microsurgery	3,467	2,663	6,910	5,178
Orthopedic and Wound	1,080	446	1,963	605
Surgical tools and other	1,510	1,528	2,868	2,781
Total Revenue	$19,816	$17,600	$39,293	$32,812

Domestic	$16,833	$14,746	$33,568	$27,648
International	2,983	2,854	5,725	5,164
Total Revenue	$19,816	$17,600	$39,293	$32,812

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Synovis Life Technologies
May 25, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Balance Sheets
As of April 30, 2011 (unaudited) and October 31, 2010
(In thousands, except share and per share data)

	April 30, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$15,546	$12,951
Short-term investments	30,443	41,119
Accounts receivable, net	10,168	8,701
Inventories	9,673	9,433
Deferred income tax asset, net	367	367
Other current assets	2,338	1,715
Total current assets	68,535	74,286

Investments, net	18,289	7,854
Property, plant and equipment, net	4,049	3,401
Goodwill	3,620	3,620
Other intangible assets, net	5,930	6,182
Deferred income tax asset, net	2,092	2,139
Total assets	$102,515	$97,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,401	$1,644
Accrued expenses	4,608	6,371
Total current liabilities	6,009	8,015
Total liabilities	6,009	8,015

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	---	---
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,460,644 and 11,228,654 at April 30, 2011 and October 31, 2010, respectively	115	112
Additional paid-in capital	65,070	61,780
Accumulated other comprehensive income	13	26
Retained earnings	31,308	27,549
Total shareholders’ equity	96,506	89,467
Total liabilities and shareholders’ equity	$102,515	$97,482

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Synovis Life Technologies
May 25, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows (unaudited)
(In thousands)	For the Six Months Ended April 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,759	$1,888

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation of property, plant and equipment	609	700
Amortization of intangible assets	381	399
Amortization of investment premium, net	578	842
Stock-based compensation	600	749
Excess tax benefit from stock option exercises	(360)	(179)
Deferred income taxes	47	(260)

Changes in operating assets and liabilities:
Accounts receivable	(1,467)	(1,057)
Inventories	(240)	(1,282)
Other current assets	(623)	(125)
Accounts payable	(243)	(678)
Accrued expenses	(1,403)	209
Net cash provided by operating activities	1,638	1,206

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,257)	(342)
Investments in patents and trademarks	(129)	(22)
Purchases of investments	(26,258)	(23,171)
Proceeds from the maturing or sale of investments	25,908	18,649
Net cash used in investing activities	(1,736)	(4,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds related to stock-based compensation plans	2,459	1,036
Repurchase of the Company's common stock	(126)	(2,552)
Excess tax benefit from stock option exercises	360	179
Net cash provided by (used in) financing activities	2,693	(1,337)

Net change in cash and cash equivalents	2,595	(5,017)
Cash and cash equivalents at beginning of period	12,951	15,863
Cash and cash equivalents at end of period	$15,546	$10,846

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